April 24, 2018

Laurence Cranch
1345 Avenue of the Americas
New York, NY 10105

Dear Laurence:

This letter is to confirm the details of your agreement with AllianceBernstein L.P. (“AB”) regarding a special award (“Award”) of restricted limited partnership units (“Restricted Units”) in AllianceBernstein Holding L.P. (“Holding”). The Award is intended to (i) help ensure achievement of AB’s corporate, financial and workplace talent objectives for the relocation to the city where AB will establish its new principal office (“New Location”), and (ii) reflect the importance of your move to the New Location and your leadership of your strategic business unit (‘SBU”) in that process. Accordingly, the Award is contingent upon your satisfying the conditions described below regarding the achievement of these objectives for the move, and your moving to, and establishing your principal residence and tax domicile in, the New Location on or before December 31, 2019, and successfully leading your SBU in that process.

On April 24, 2018 (the “Grant Date”), the date of this letter, you are being granted Restricted Units in an amount equal to $4.0 million, with the number of Restricted Units based on the closing price on the New York Stock Exchange of a Holding Unit on the Grant Date, and rounded up to the nearest whole number of units. The Restricted Units shall vest (and no longer be subject to forfeiture), subject to the conditions described below, on December 1, 2022; provided that you continue to be employed by AB, and maintain your principal residence in the New Location, on the vesting date; and provided further that, if your employment is terminated by AB without “Cause” (as defined in the Addendum annexed hereto), or as a result of your Death or Disability (as defined in your 2017 Award Agreement under AB’s Incentive Compensation Award Program), there will vest immediately a pro-rated portion of the Restricted Units (based on the number of days elapsed, compared to the total number of days, in the vesting period, and subject to the Compensation Committee of AB’s Board of Directors determining your satisfaction of the conditions described below on an interim basis during your employment). If the New Location ceases to be your principal residence because AB requests that you move to another location, the Restricted Units will continue to vest according to the above vesting schedule so long as you remain employed by AB. Subject to accelerated delivery upon termination of employment as described above, all of the Restricted Units, subject to applicable withholding, shall be delivered to you as promptly as possible after December 1, 2022.

Consistent with the intended purpose of the award as described above (i.e., to help ensure the achievement of AB’s corporate, financial and workforce talent objectives for the move to the New Location), the vesting on December 1, 2022 of all or any portion of the Restricted Units will be contingent on an assessment by the Compensation Committee of AB’s Board of Directors, with appropriate input from AB’s Chief Executive Officer (the “CEO”), as to whether, and the extent to which, (i) the move to the New Location was executed without major disruption or reputational damage to AB, (ii) AB‘s targets for cost savings and implementation costs for the move (as determined and communicated to you in writing by AB’s CEO and Chief Operating Officer) have been achieved, and (iii) the level of workforce talent and diversity at the New Location is satisfactory. With respect to each of these three factors, the Compensation Committee, with appropriate input from the CEO, shall assess achievement of the factors within your SBU and with respect to AB overall. In each of December 2019, 2020 and 2021, the CEO and the Compensation Committee will advise you as to whether or not in their judgment your performance is on track for you to receive the full number of Restricted Units awarded under this letter.

Holding will pay to you the cash distributions with respect to the unvested Restricted Units and any vested but undelivered Restricted Units on the same dates as cash distributions generally are paid to holders of Holding Units.

If your employment with AB ceases for any reason prior to December 1, 2022, Holding will deliver to you any vested Restricted Units, subject to applicable withholding, and you will immediately forfeit any unvested Restricted Units.

This award has been made under the AB 2017 Long Term Incentive Plan (the “Plan”) and is, accordingly, subject to the Plan, including Section 11 of the Plan (a copy of which is attached hereto), which provides that awards made under the Plan that constitute nonqualified deferred compensation are intended to comply with Section 409A of the Internal Revenue Code, as amended, and which also provides more specifically that certain distributions in respect of such awards made on account of a “separation from service” within the meaning of Section 409A are subject to the six-month delay imposed under Section 409A.

Except as specifically set forth herein, all compensation is contingent upon your continued employment, which is at will, and subject to appropriate withholdings.

This letter confirms our entire understanding with respect to the subject hereof and supersedes any and all prior agreements and understandings whether written or oral with respect thereto. I would appreciate your signing and returning a copy of this letter to confirm your acceptance and understanding of the terms contained in this letter.

ALLIANCEBERNSTEIN HOLDING L.P.
By:    ALLIANCE BERNSTEIN CORPORATION

By:     /s/ Jim Gingrich
Jim Gingrich
Chief Operating Officer

ALLIANCEBERNSTEIN L.P.
By:     ALLIANCEBERNSTEIN CORPORATION

By:    /s/ Jim Gingrich
Jim Gingrich
Chief Operating Officer

ACCEPTED AND AGREED DATED

/s/ Larry Cranch                     April 26, 2018
Larry Cranch

Addendum
“Cause” shall mean: (a) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (ii) on a felony charge or (iii) on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations; (b) engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualifications as defined under the Securities Exchange Act of 1934, as amended); (c) material failure to perform the duties associated with your job function or intentional refusal to follow reasonable requests of your manager without justification; (d) violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AB or any of its affiliates is a member; (e) violation of any AB policy concerning hedging or confidential or proprietary information, or any material violation of any other AB investment-related policy in effect from time to time; (f) engaging in any act or making any statement which materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of AB or any of its affiliates; or (g) engaging in any conduct materially detrimental to AB or any of its affiliates, including engaging in any activity deemed to be competitive with AB or any affiliate. In the event of a termination for cause under subparts (c), (f) or (g), AB will give you a minimum of ten (10) days’ written notice and an opportunity to cure within thirty (30) days after receipt of notice.

SBU Head Special Unit Award:3375730_6